Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact at Neurocrine Biosciences
Claudia Woodworth
(858) 617-7600
NEUROCRINE BIOSCIENCES REPORTS SECOND QUARTER 2008 RESULTS
San Diego, CA, July 30, 2008- Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced its financial results for the quarter ended June 30, 2008. For the second quarter of 2008, the Company reported a net loss of $21.0 million, or $(0.55) per share compared with a net loss of $26.4 million, or $(0.69) per share, for the same period in 2007. For the six months, the Company reported a net loss of $42.0 million, or $(1.10) per share, as compared to $52.1 million, or $(1.37) per share, for the same period last year.
Revenues for the second quarter of 2008 were $0.7 million compared with $48,000 for the same period last year. Revenues for the six months ended June 30, 2008 were $2.5 million, compared with $0.2 million for the same period in 2007. The increase in revenues is primarily due to revenues recognized in 2008 under collaboration agreements with GlaxoSmithKline (GSK) and Dainippon Sumitomo Pharma Co., Ltd. (DSP).
Research and development expenses decreased to $16.2 million during the second quarter of 2008 compared with $18.8 million for the same period in 2007. For the six months ended June 30, 2008, research and development expenses were $30.4 million, compared to $37.9 million for the same period last year. The decrease in research and development expenses is primarily due to cost savings related to our restructuring in the fourth quarter of 2007.
General and administrative expenses were $4.7 million for the second quarter of 2008 and $8.8 million during the same period last year. For the six months ended June 30, 2008, general and administrative expenses were $13.0 million, compared to $17.1 million for the first half of 2007. The reduction in general and administrative expenses is primarily due to cost savings related to recent restructurings.
The Company’s balance sheet on June 30, 2008 reflected total assets of $225.7 million, including cash and investments of $133.5 million compared with balances at December 31, 2007 of $276.7 million and $179.4 million, respectively. The Company expects to end 2008 with in excess of $100 million in cash and investments.
“We have made significant progress during the first half of 2008, moving our GnRH program forward in a large and comprehensive Phase II program, and advancing urocortin 2 through its final preclinical studies to allow for long-term Phase II clinical studies. In addition, we are moving a number of our research programs forward to meet our goal of advancing a novel compound into the clinic each year. All of this is taking place while carefully managing our cash burn,” said Kevin Gorman, Chief Executive Officer and President of Neurocrine Biosciences. “We are fortunate to have two Phase II programs that have generated substantial partnership interest and to have an outstanding partner in GSK who is dedicated to our CRF collaboration with three compounds in clinical development.”
R & D Pipeline Update
Neurocrine’s clinical development group and corporate partners have five programs in clinical development and will report on R & D progress throughout 2008. Neurocrine scientists continue to supply Neurocrine’s pipeline to meet the Company-wide goal of bringing one new compound into development each year.
GnRH Antagonists for Endometriosis
Elagolix in Three Phase II Clinical Trials for Endometriosis
Below is a summary of the current ongoing randomized placebo-controlled Phase II trials for elagolix:

					Topline
Trial	Study Design	Endpoints	n	Status	Results
0603	Six-month treatment period with elagolix and DMPA (positive control) plus additional long-term safety assessments post treatment	1. Impact of elagolix on bone mineral density using DXA scan 2. Dysmenorrhea and pelvic pain	252	Treatment phase complete	Q3 08

0702	Placebo-controlled trial with 2 doses of optimized formulation tablet	Dysmenorrhea and pelvic pain assessed with modified endpoints	150	Screening complete	1H 09

0703	Placebo-controlled trial with 2 doses of elagolix and leuprolide depot comparator	Dysmenorrhea and pelvic pain assessed with modified endpoints	180	Initiated	1H 09
The Company completed the 6-month treatment phase of a Phase IIb study in patients with endometriosis. This multi-center, randomized, double-blind study included three treatment groups, with two doses of elagolix, 150 mg once a day and 75 mg twice daily, and a positive control, Depo-Provera®. This study is designed primarily to assess the impact of elagolix on bone mineral density as measured by DXA scan at the conclusion of dosing and at 6-

months and 12-months post-treatment versus baseline. In addition, the study will confirm the effect of elagolix on endometriosis symptoms. Topline results from the 6-month treatment period are expected in the third quarter of 2008. The study will continue after the treatment period for DXA scans and safety assessments. The 6-month results, together with data from the other Phase II studies, will be the basis for securing agreement on a registration plan with the FDA.
The Company is also currently conducting two additional randomized placebo-controlled Phase II clinical trials. The clinical endpoints for both of these trials are a reduction in pelvic pain associated with endometriosis, utilizing a scale proposed by the FDA. The first Phase II trial includes our selected commercial formulation tablet in two doses, (150 mg and 250 mg); this trial is actively enrolling approximately 150 patients and screening was complete as of the end of July 2008. The Company expects topline results from the first three months of treatment in early 2009. The second trial is a four arm comparator trial of two doses of elagolix, placebo or leuprolide depot. This trial is being conducted in Central and Eastern Europe. Topline data from this 3-month double-blind trial of approximately 180 patients should be available in the first half of 2009.
Neurocrine is also investigating the potential of certain GnRH antagonists in treating other hormone-dependent diseases in Men’s and Women’s Health.
Corticotropin Releasing Factor (CRF1) Receptor Antagonists for Anxiety/Depression and IBS
The CRF collaboration between Neurocrine and GSK has identified multiple unique high affinity and selective antagonists for the CRF1 receptor that are currently in clinical development for mood disorders and irritable bowel syndrome (IBS). There are currently three distinct CRF compounds in clinical development that have arisen out of the GSK collaboration. The compound (876008) is in a Phase II “proof of concept” trial to evaluate its safety and efficacy in patients with IBS. Approximately 130 patients meeting established diagnostic criteria for IBS have been entered into this cross-over design trial. The trial contains standard assessments of safety, tolerability and pharmacokinetics. The clinical endpoints reflect change in symptom frequency and severity and the data should be available in the second half of 2008.
GSK will soon be advancing a novel lead CRF1 receptor antagonist compound, 561679, into a Phase II trial in patients with major depressive disorder.
In addition to the two compounds listed above, GSK has also successfully completed a Phase I single dose-escalating clinical trial with a third CRF1 compound, 586529, for the treatment of anxiety and depression.
Urocortin 2 for Congestive Heart Failure (CHF) Continues Preclinical Evaluation
Initiation of longer term (up to 72 hours in duration) Phase II clinical trials of urocortin 2 are awaiting additional preclinical data. The Company has identified five preclinical studies necessary to support the longer period of infusion in the clinical program. Two of these five preclinical studies were successfully completed in June/July 2008. The two completed studies were non-GLP toxicology and safety assessment studies over 14 days of continuous infusion in distinct species models. The results of these studies show that urocortin 2 was well tolerated. Neurocrine anticipates topline data from the balance of the preclinical studies in late 2008.
Indiplon Update
The Company met with the FDA in July for an end of review meeting related to the December 12, 2007 approvable letter for indiplon capsules. The FDA meeting focused on the three additional requirements outlined in the December 12, 2007 approvable letter. At present, the Company is awaiting the final minutes of this meeting to determine the next course of action related to indiplon capsules.
Conference Call and Webcast Today at 5:00 p.m. Eastern Daylight Time
Neurocrine will hold a live conference call and webcast today at 5:00 p.m. Eastern Daylight Time (2:00 p.m. Pacific Daylight Time). Participants can access the live conference call by dialing 1-800-862-9098 (US) or 785-424-1051 (International) using the conference passcode 7NBIX2. The call can also be accessed via the webcast through the Company’s website at http://www.neurocrine.com
If you are unable to attend the Webcast and would like further information on this announcement please contact the Investor Relations Department at Neurocrine Biosciences at (858) 617-7600. A replay of the Conference Call will be available approximately one hour after the conclusion of the call by dialing 1-800-283-4641 (US) or 402-220-0851 (International) using the passcode 7NBIX2. The call will be archived for two weeks.
Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including endometriosis, irritable bowel syndrome (IBS), anxiety, depression, pain, diabetes, benign prostatic hyperplasia (BPH) and other neurological and endocrine related diseases and disorders. Indiplon was licensed from DOV Pharmaceutical, Inc. in 1998. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the internet at http://www.neurocrine.com
In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, as well as risks and uncertainties associated with the Company’s R & D pipeline and Company overall. Specifically, the risks and uncertainties the Company faces with respect to the Company’s clinical programs include, but are not limited to, risk that the Company’s elagolix Phase II clinical trials will fail to demonstrate that elagolix is safe and effective; risk that preclinical data will indicate that urocortin 2 is not suitable for further clinical studies; risk that the CRF1 receptor antagonist candidate’s Phase II proof of concept clinical studies will not support further clinical studies; and overall risk that the Company’s clinical candidates will not proceed to later stage clinical trials. Risks associated with the Company’s indiplon program include, but are not limited to risk that indiplon approval and subsequent commercialization may be indefinitely delayed or never accomplished. With respect to its pipeline overall, the Company faces risk that it will be unable to raise additional funding required to complete development of all of its product candidates; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2007 and report on Form 10Q for the quarter ended March 31, 2008. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.
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NEUROCRINE BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(in thousands, except for loss per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues:
Sponsored research and development	$4	$21	$16	$107
License fees and milestones	730	—	2,460	—
Grant Revenue	—	27	9	45

Total revenues	734	48	2,485	152

Operating expenses:
Research and development	16,186	18,789	30,413	37,850
General and administrative	4,665	8,807	12,951	17,124

Total operating expenses	20,851	27,596	43,364	54,974

Loss from operations	(20,117)	(27,548)	(40,879)	(54,822)

Other income and (expenses):
Interest income and other income	1,060	2,032	2,666	4,456
Interest expense	(1,914)	(848)	(3,835)	(1,718)

Total other income (expense)	(854)	1,184	(1,169)	2,738

Net loss	$(20,971)	$(26,364)	$(42,048)	$(52,084)

Net loss per common share:
Basic and diluted	$(0.55)	$(0.69)	$(1.10)	$(1.37)

Shares used in the calculation of net loss per common share:
Basic and diluted	38,421	37,969	38,376	37,938
NEUROCRINE BIOSCIENCES, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
Cash, cash equivalents and marketable securities	$111,901	$179,385
Other current assets	1,728	3,563

Total current assets	113,629	182,948

Property and equipment, net	79,434	82,598
Long-term investments	21,593	—
Restricted cash	6,568	6,399
Other non-current assets	4,446	4,709

Total assets	$225,670	$276,654

Current liabilities	$19,494	$29,907
Long-term liabilities	126,335	128,050
Stockholders’ equity	79,841	118,697

Total liabilities and stockholders’ equity	$225,670	$276,654